DELAWARE VIP TRUST
Delaware VIP Diversified Income Series

Standard Class

2005 Market Street, Philadelphia, PA  19103-7094

Prospectus

May 19, 2003

This Prospectus offers the Delaware VIP Diversified Income Series. The Series is in effect a separate fund issuing its own shares. The shares of the Series are sold only to separate accounts of life insurance companies (life companies). The separate accounts are used in conjunction with variable annuity contracts and variable life insurance policies (variable contracts). The separate accounts invest in shares of the Series in accordance with allocation instructions received from contract owners. The investment objective and principal policies of the Series are described in this Prospectus.

As with all mutual funds, the U.S. Securities and Exchange
Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.



Table of contents

Overview
page
Delaware VIP Diversified Income Series



How we manage the Series
page
Our investment strategies

The securities we typically invest in

The risks of investing in the Series

Investment manager and sub-advisor

Portfolio managers

Who's who?



Important information about the Series
page
Share classes

Purchase and redemption of shares

Valuation of shares

Dividends, distributions and taxes








Overview:  Delaware VIP Diversified Income Series

What is the Series' goal?
Delaware VIP Diversified Income Series seeks high current income and total return. Although the Series will strive to achieve its goal, there is no assurance that it will.

What are the Series' main investment strategies? We invest primarily in bonds allocated among three sectors of the fixed-income market. These sectors include:

* the High-Yield Sector, consisting of high-yielding, higher risk, lower-rated, or unrated fixed-income securities that we believe to be similarly rated, issued by U.S. companies. (These involve higher risks and are commonly known as junk bonds.)

* the Investment Grade Sector, consisting of investment grade debt obligations of U.S. companies and those issued or guaranteed by the U.S. government, its agencies or instrumentalities, or by U.S. companies.

* the International Sector, consisting of obligations of foreign governments, their agencies and instrumentalities, and other fixed-income securities of issuers in foreign countries and denominated in foreign currencies. (An issuer is considered to be from the country where it is located, where the majority of its assets are located, or where it generates the majority of its operating income.)

We determine the amount of the Series' assets that will be allocated to each of the three sectors based on our analysis of economic and market conditions, and our assessment of the returns and potential for appreciation from each sector. We will periodically reallocate the Series' assets.

What are the main risks of investing in the Series? Investing in any mutual fund involves risk, including the risk that you may lose part or all of the money you invest. Over time, the value of your investment in the Series will increase and decrease according to changes in the value of the securities in the Series' portfolio. This Series will be affected primarily by declines in bond prices, which can be caused by an adverse change in interest rates, adverse economic conditions or poor performance from specific industries or bond issuers. The
Series is also subject to the special risks associated with high-yield bond investing and with foreign investing. In particular, high-yield bonds are rated below investment grade and are subject to a higher risk that issuers will be unable to make interest or principal payments, particularly under adverse economic conditions. Foreign investing involves risks related to currency valuations, political instability, economic instability or lax accounting and regulatory standards. The Series may have a portfolio turnover rate in excess of 100%, which can result in increased transaction costs for investors and may affect the Series' performance. For a more complete discussion of risk, please turn to "The risks of investing in the Series."

An investment in the Series is not a deposit of any bank and is not insured or guaranteed by the Federal Deposit Insurance
Corporation (FDIC) or any other government agency.

Who should invest in the Series
* Investors with long-term financial goals.
* Investors looking for an investment that offers professional allocation among key types of fixed-income securities.

* Investors looking for a fixed-income investment that offers potential for high current income and total return.

Who should not invest in the Series
* Investors with short-term financial goals.
* Investors who are unwilling to own an investment whose value may fluctuate, sometimes significantly, over the short term.



What are the Series' fees and expenses?
These tables and example do not include any fees or sales charges imposed by your variable contract. If they were included, your cost would be higher.

You do not pay sales charges directly from your investments when you buy or sell shares of the Standard Class.
Maximum sales charge (load) imposed on
purchases as a percentage of offering price n/a

Maximum contingent deferred sales charge (load) as a percentage of original purchase price or redemption price, whichever is lower n/a

Maximum sales charge (load) imposed on
reinvested dividends
n/a

Redemption fees
n/a

Exchange fees
n/a

Annual Series operating expenses are deducted from the
Series' assets.
Management fees
0.65%

Distribution and service (12b-1) fees
n/a

Other expenses1
0.28%

Total operating expenses
0.93%

Fee waivers and payments2
(0.13%)

Net expenses
0.80%

This example is intended to help you compare the cost of
investing in the Series to the cost of investing in other mutual funds with similar investment objectives. We show the
cumulative amount of Series expenses on a hypothetical
investment of $10,000 with an annual 5% return over the time shown.3 This is an example only, and does not represent
future expenses, which may be greater or less than those
shown here.
1 year
$82

3 years
$283




1 Other expenses are based on estimated amounts for the current fiscal year.
2 The investment manger has contracted to waive fees and pay expenses through April 30, 2004 in order to prevent total operating expenses (excluding any 12b-1 fees, taxes, interest, brokerage fees and extraordinary expenses) from exceeding 0.80% of average daily net assets.

3 The Series' actual rate of return may be greater or less than the hypothetical 5% return we use here. This example reflects the new operating expenses with expense waivers for the one-year contractual period and the total operating expenses without expense waivers for years two through ten.


How we manage the Series

Our investment strategies
Delaware VIP Diversified Income Series is a type of fixed-income fund that invests in three distinct sectors of the fixed-income market as it pursues its investment objective of providing high current income and total return. Certain economic and market events generally may have a greater impact on certain types of bonds. By spreading the portfolio assets among three key types of bonds, we strive to reduce the affect that such events might have on the portfolio. The foundation of our strategy is the belief that when one or more bond sectors are not performing well, the others may continue to provide high income and appreciation potential, helping to support the Series' performance.

Following are the three key sectors we focus on, as well as our general investment approach in each sector:

* In the Investment Grade Sector, we select U.S. government and high-quality corporate bonds primarily on the basis of their income potential. In periods of slower U.S. economic growth, these bonds might also provide a stabilizing influence on the portfolio, which could enhance total return.

* In the High-Yield Sector, we purchase U.S. high-yield corporate bonds to increase the portfolio's income potential. These bonds are of lower quality and involve the risk that the issuing companies may not be able to pay interest or repay principal. However, we carefully select the high-yield bonds for the portfolio after evaluating both the company's fundamental strength and the bond's liquidity.

* In the International Sector, we select foreign bonds to add diversification to the portfolio. Because foreign markets are often affected by different economic cycles than the U.S., foreign bonds may experience performance cycles that are different as well. In selecting foreign bonds for the portfolio, we strive to manage the risk associated with foreign investing through a thorough analysis of the bond's issuer and the inflation trends in the country where the bond is issued.

In determining how much of the portfolio to allocate to each sector, we review economic and market conditions and interest rate trends as well as the potential risks and rewards associated with each sector. As little as 20% or as much as 60% of the Series' assets may be invested in each fixed-income sector. In addition, the Series may invest up to 10% of its assets in U.S. equity securities.

The Series' investment objective is non-fundamental. This means that the Board of Trustees may change the objective without obtaining shareholder approval. If the objective were changed, we would notify shareholders before the change in the objective became effective.



The securities we typically invest in
Fixed-income securities offer the potential for greater income payments than stocks, and also may provide capital appreciation.

Securities
How we use them
Delaware VIP Diversified Income Series
High-yield corporate bonds: Debt obligations issued by a corporation and rated lower than investment grade by a nationally recognized statistical ratings organization (NRSRO) such as S&P or Moody's. High-yield bonds are issued by corporations that have poor credit quality and may have difficulty repaying principal and interest.
The Series may invest up to 60% of net assets in high-yield corporate bonds. Emphasis is typically on those rated BB or Ba by an NRSRO.

We carefully evaluate an individual company's financial situation, its management, the prospects for its industry and the technical factors related to its bond offering. Our goal is to identify those companies that we believe will be able to repay their debt obligations in spite of poor ratings. The Series may invest in unrated bonds if we believe their credit quality is comparable to the rated bonds we are permitted to invest in. Unrated bonds may be more speculative in nature than rated bonds.

U.S. government securities: Direct U.S. obligations including bills, notes, bonds as well as other debt securities issued by the U.S. Treasury or securities of U.S. government agencies or instrumentalities which are backed by the full faith and credit of the United States.
The Series may invest up to 60% of net assets in direct U.S. government obligations; however, these securities will typically be a smaller percentage of the portfolio because they generally do not offer as high a level of current income as other fixed-income securities the Series may invest in. Mortgage-backed securities: Fixed-income securities that represent pools of mortgages, with investors receiving principal and interest payments as the underlying mortgage loans are paid back. Many are issued and guaranteed against default by the U.S. government or its agencies or instrumentalities, such as the Federal Home Loan Mortgage Corporation, Fannie Mae and the Government National
Mortgage Association. Others are issued by private financial institutions, with some fully collateralized by certificates issued or guaranteed by the U.S. government or its agencies or instrumentalities.
 We may invest up to 60% of net assets in government-related mortgage-backed securities or fully collateralized privately issued mortgage-backed securities.

We may invest up to 20% of net assets in mortgage-backed securities issued by private companies if the securities are not collateralized by the U.S. government, or its agencies or instrumentalities. However, these securities must be rated at the time of purchase in one of the four highest categories by an NRSRO such as S&P or Moody's. They must also represent interests in whole-loan mortgages, multi-family mortgages, commercial mortgages and other mortgage collateral supported by a first mortgage lien on real estate. The privately issued securities we invest in are either CMOs or REMICs (see below).
Collateralized mortgage obligations (CMOs): Privately issued mortgage-backed bonds whose underlying value is the mortgages that are grouped into different pools according to their maturity.
See mortgage-backed securities above.
Real estate mortgage investment conduits (REMICs):
Privately issued mortgage-backed bonds whose underlying value is a fixed pool of mortgages secured by an interest in real property. Like CMOs, REMICs offer different pools.
See mortgage-backed securities above.
Asset-backed securities: Bonds or notes backed by accounts receivables including home equity, automobile or credit loans.
We invest only in asset-backed securities rated in one of the four highest categories by an NRSRO.
Investment grade corporate bonds: Debt obligations issued by a corporation rated in one of the four highest categories by an NRSRO (or, if unrated, that we believe are of equal quality). Debt securities within the top three categories by an NRSRO comprise what are known as high-grade bonds and are regarded as having a strong ability to pay principal and interest. Securities in the fourth category by an NRSRO are known as medium-grade bonds and are regarded as having an adequate capacity to pay principal and interest but with greater vulnerability to adverse economic conditions and speculative characteristics.
The Series may invest up to 60% of net assets in investment grade corporate bonds.
Foreign government securities and foreign corporate bonds:
Foreign government securities issued by foreign governments or supranational entities. A supranational entity is an entity established or financially supported by the national governments of one or more countries. The International
Bank for Reconstruction and Development (more commonly known as the World Bank) is one example of a supranational entity.

Foreign corporate bonds are debt obligations issued by a foreign corporation.
We may invest in foreign government securities and primarily focus on better quality bonds with investment-grade credit ratings. The Series may also invest in securities issued by supranational entities, which are typically of higher quality.

We may invest in both rated and unrated foreign securities. We may invest both in investment grade securities and non-investment grade (i.e., those rated BB or lower by S&P or Fitch, Ba or lower by Moody's, or similarly rated by another NRSRO.)

However, up to 15% of the Series' assets may also be invested in foreign securities of issuers located in emerging or developing countries, which may be lower rated, including securities rated below investment grade.
Zero coupon bonds and payment-in-kind bonds: Zero coupon securities are debt obligations which do not entitle the holder to any periodic payments of interest prior to maturity or a specified date when the securities begin paying current interest. Therefore, they are issued and traded at a price lower than their face amounts or par value. Payment-in-kind bonds pay interest or dividends in the form of additional bonds or preferred stock.
We may invest in zero coupon bonds and payment in kind bonds, though we do not expect this to be a significant component of our strategy. The market prices of these bonds are generally more volatile than the market prices of securities that pay interest periodically and are likely to react to changes in interest rates to a greater degree than interest-paying bonds having similar maturities and credit quality.
They may have certain tax consequences which, under certain conditions, could be adverse to the Series.
Equity securities: Common stocks, preferred stocks
(including adjustable rate preferred stocks) and other equity securities, such as convertible securities and warrants.

Up to 10% of the Series' assets may be invested in U.S. equity securities.

We would select only equity securities that were consistent with the Series' objective of high current income and total return.
Options and futures: Options represent a right to buy or sell a security or group of securities at an agreed upon price at a future date. The purchaser of an option may or may not choose to go through with the transaction.

Futures contracts are agreements for the purchase or sale of securities at a specified price, on a specified date. Unlike an option, a futures contract must be executed unless it is sold before the settlement date.

Options and futures are generally considered to be derivative securities.
At times when we anticipate adverse conditions, we may want to protect gains on securities without actually selling them. We might use options or futures to neutralize the effect of any price declines, without selling the bond or bonds, or as a hedge against changes in interest rates.
Use of these strategies can increase the operating costs of the Series and can lead to loss of principal.

Investment company securities: In some foreign countries, investments by a mutual fund may only be made through investments in closed-end investment companies that in turn invest in the securities of such countries.
We may invest in closed-end investment companies consistent with the 1940 Act requirements. These investments involve an indirect payment of a portion of the other investment companies' expenses, including advisory fees.
Brady Bonds: These are debt securities issued under the framework of the Brady Plan, an initiative for debtor nations to restructure their outstanding external indebtedness (generally, commercial bank debt). Brady Bonds tend to be of lower quality and more speculative than securities of developed country issuers.
We may invest in Brady Bonds. We believe that the economic reforms undertaken by countries in connection with the issuance of Brady Bonds makes the debt of countries that have issued Brady Bonds or those that have announced plans to issue them a viable opportunity for investment.
Foreign currency transactions: A forward contract involves an obligation to purchase or sell a specific currency at a future date at a price set at the time of the contract. Forward contracts are used to "lock-in" the price of a security that will be purchased or sold, in terms of U.S. dollars or other currencies.

We may invest in securities issued in any currency and may hold foreign currency.

Although the Series values its assets daily in terms of U.S. dollars, we do not convert our holdings of foreign currencies into U.S. dollars on a daily basis. We may, however, from time to time, purchase or sell foreign currencies and/or engage in forward foreign currency transactions in order to expedite settlement of portfolio transactions and to minimize currency value fluctuations. We may conduct foreign currency transactions on a cash basis at the spot rate prevailing in the foreign currency exchange market or through a forward foreign currency contract or forward contract. The Series may use forward contracts for defensive hedging purposes to attempt to protect the value of the Series' current security or currency holdings. It may also use forward contracts if it has agreed to sell a security and wants to "lock-in" the price of that security, in terms of U.S. dollars. Investors should be aware of the costs of currency conversion. The Series will not use forward contracts for speculative purposes.

These transactions may increase the Series' expenses.
Repurchase agreements: An agreement between a buyer, such as the Series, and a seller of securities in which the seller agrees to buy the securities back within a specified time at the same price the buyer paid for them, plus an amount equal to an agreed upon interest rate. Repurchase agreements are often viewed as equivalent to cash.
Typically, we use repurchase agreements as a short-term investment for the Series' cash position. In order to enter into these repurchase agreements, the Series must have collateral of 102% of the repurchase price. The Series will only enter into repurchase agreements in which the collateral is U.S. government securities.
Restricted securities: Privately placed securities whose resale is restricted under securities law.
We may invest in privately placed securities, including those that are eligible for resale only among certain institutional buyers without registration which are commonly known as Rule 144A Securities. Restricted securities that are determined to be illiquid may not exceed the Series' 10% limit on illiquid securities, which is described below.
Interest rate swap and index swap agreements: In an interest rate swap, a series receives payments from another party based on a floating interest rate in return for making payments based on a fixed interest rate. An interest rate swap can also work in reverse, with a series receiving payments based on a fixed interest rate and making payments based on a floating interest rate. In an index swap, a series receives gains or incurs losses based on the total return of an index, in exchange for making fixed or floating interest rate payments to another party.

We may use interest rate swaps to adjust the Series' sensitivity to interest rates, or to hedge against changes in interest rates.

Index swaps may be used to gain exposure to markets that the Series invests in or as a substitute for futures options or forward contracts if such contracts are not directly available to the Series on favorable terms.

Interest rate swaps and index swaps will be considered illiquid securities (see below).
Illiquid securities: Securities that do not have a ready market, and cannot be easily sold within seven days at approximately the price that a series has valued them.
We may invest up to 10% of net assets in illiquid securities, including repurchase agreements with maturities of over seven days.

The Series may also invest in other securities including real estate investment trusts. Please see the Statement of Additional Information for additional descriptions of these securities as well as those listed in the table.

Lending securities The Series may lend up to 25% of its assets to qualified brokers, dealers and institutional investors for their use in security transactions. These transactions, if any, may generate additional income for the Series.

Purchasing securities on a when-issued or delayed delivery basis Consistent with its investment objective, the Series may invest in U.S. government securities and corporate debt obligations on a when-issued or delayed delivery basis; that is, paying for securities before delivery or taking delivery at a later date. These transactions involve commitments to buy a new issue with settlement up to 60 days later. During the time between the commitment and settlement, the Series does not accrue interest, but the market value of the bonds may fluctuate. This can result in the Series' share value increasing or decreasing. The Series will designate cash or securities in amounts sufficient to cover its obligations, and will value the designated assets daily.

Borrowing from banks The Series may borrow money as a temporary measure for extraordinary purposes or to facilitate redemptions. To the extent that it does so, the Series may be unable to meet its investment objective. The Series will not borrow money in excess of one-third of the value of its net assets.

Temporary defensive positions For temporary defensive purposes, the Series may hold a substantial portion of its assets in cash or cash equivalents. To the extent it holds these securities, the Series may be unable to achieve its investment objective.

Portfolio turnover We anticipate that the Series' annual portfolio turnover may be greater than 100%. A turnover rate of 100% would occur if the Series sold and replaced securities valued at 100% of its net assets within one year, if for example the Series bought and sold all of the securities in its portfolio once in the course of a year or frequently traded a single security. High turnover can result in increased transaction costs for investors and may affect the Series' performance.


The risks of investing in the Series
Investing in any mutual fund involves risk, including the risk that you may receive little or no return on your investment, and the risk that you may lose part or all of the money you invest. Before you invest in the Series, you should carefully evaluate the risks. An investment in the Series typically provides the best results when held for a number of years. Following are the chief risks you assume when investing in the Delaware VIP Diversified Income Series. Please see the Statement of Additional Information for further discussion of these risks and other risks not discussed here.

Risks
How we strive to manage them
Delaware VIP Diversified Income Series
Market risk is the risk that all or a majority of the securities in a certain market-like the stock or bond market-will decline in value because of factors such as economic conditions, future expectations or investor confidence.

Index swaps are subject to the same market risks as the investment market or sector that the index represents. Depending on the actual movements of the index and how well the portfolio managers forecast those movements, a series could experience a higher or lower return than anticipated.
We maintain a long-term investment approach and focus on bonds that we believe will continue to pay interest regardless of interim market fluctuations. We do not try to predict overall bond market or interest rate movements and generally do not trade for short-term purposes.

In evaluating the use of an index swap, we carefully consider how market changes could affect the swap and how that compares to us investing directly in the market the swap is intended to represent.
Industry and security risk is the risk that the value of securities in a particular industry or the value of an individual stock or bond will decline because of changing expectations for the performance of that industry or for the individual company issuing the stock or bond.
We diversify the Series' assets across three distinct sectors of the bond market and among a wide variety of individual issuers.
Interest rate risk is the risk that securities will decrease in value if interest rates rise. The risk is greater for bonds with longer maturities than for those with shorter maturities.

Swaps may be particularly sensitive to interest rate changes. Depending on the actual movements of interest rates and how well the portfolio managers anticipate them, a series could experience a higher or lower return than anticipated.
The Series is subject to interest rate risk. We cannot eliminate that risk, but we do strive to manage it by monitoring economic conditions.

We will not invest in swaps with maturities of more than two years. Each business day we will calculate the amount the Series must pay for any swaps it holds and will segregate cash or other liquid securities to cover that amount.
Credit risk is the possibility that a bond's issuer (or an entity that insures the bond) will not be able to make timely payments of interest and principal.

Investing in so-called "junk" or "high-yield" bonds entails the risk of principal loss, which may be greater than the risk involved in investment grade bonds. High-yield bonds are sometimes issued by companies whose earnings at the time the bond is issued are less than the projected debt payments on the bonds.

Some analysts believe a protracted economic downturn would severely disrupt the market for high-yield bonds, adversely affect the value of outstanding bonds and adversely affect the ability of high-yield issuers to repay principal and interest. It is likely that protracted periods of economic uncertainty would cause increased volatility in the market prices of high-yield bonds, an increase in the number of high-yield bond defaults and corresponding volatility in a series' net asset value.

If there were a national credit crisis or an issuer were to become insolvent, principal values could be adversely affected.
Our careful, credit-oriented bond selection and our commitment to hold a diversified selection of high-yield bonds are designed to manage this risk.

Our holdings of high quality investment grade bonds are less subject to credit risk and may help to balance any credit problems experienced by individual high-yield bond issuers or foreign issuers.

When selecting dealers with whom we would make interest rate or index swap agreements, we focus on those with high quality ratings and do careful credit analysis before investing.

Futures and options risk is the possibility that a series may experience a significant loss if it employs an option or futures strategy related to a security or a market index and that security or index moves in the opposite direction from what the portfolio managers anticipated. Futures and options also involve additional expenses, which could reduce any benefit or increase any loss to a series using the strategy.
We will use options and futures for defensive purposes, such as to protect gains in the portfolio without actually selling the security or to neutralize the impact of interest rate changes.
We will not use futures and options for speculative reasons or in an effort to enhance return.
Foreign risk is the risk that foreign securities may be adversely affected by political instability (including governmental seizures or nationalization of assets), changes in currency exchange rates, foreign economic conditions or inadequate regulatory and accounting standards. Foreign markets may also be less efficient, less liquid, have greater price volatility, less regulation and higher transaction costs than U.S. markets.
The Series will attempt to reduce foreign investing risks through portfolio diversification, credit analysis and attention to trends in the world economies, industries and financial markets.

We carefully evaluate the political and economic situations in the countries where we invest and take these risks into account before we select securities for the portfolio.
However, there is no way to eliminate foreign risks when investing internationally.
Foreign government securities risk involves the ability of a foreign government or government related issuer to make timely and ultimate payments on its external debt obligations. This ability to make payments will be strongly influenced by the issuer's balance of payments, including export performance, its access to international credits and investments, fluctuations in interest rates and the extent of its foreign reserves.
The Series attempts to reduce the risks associated with investing in foreign governments by limiting the portion of portfolio assets that may be invested in such securities. Currency risk is the risk that the value of an investment may be negatively affected by changes in foreign currency exchange rates. Adverse changes in exchange rates may reduce or eliminate any gains produced by investments that are denominated in foreign currencies and may increase any losses.

In 1999 eleven European countries joined in European
Economic and Monetary Union (EMU), which established a common currency for the participating countries. This currency is known as the "euro". It has replaced legacy currencies such as the French franc and the deutschemark, which were converted to euros at fixed exchange rates. The main initial consequence for investors is that this has created a much bigger and more liquid bond and equity market. This has eliminated currency risk within the euro zone, but the risk that the euro will fluctuate versus third currencies such as the U.S. dollar has not been eliminated or reduced. Within the euro zone, our view is that the longer term risks are economic and political - a single currency means a single monetary policy, which may not suit an individual country at a particular time. There are no explicit legal provisions for a country to exit EMU; such an exit pre-supposes a strong political demand for it, of which there is no sign at this point in time.
We may try to hedge currency risk by purchasing foreign currency exchange contracts. By agreeing to purchase or sell foreign securities at a pre-set price on a future date, the Series strives to protect the value of the stock it owns from future changes in currency rates. We will use forward currency exchange contracts only for defensive measures, not to enhance portfolio returns. However, there is no assurance that a strategy such as this will be successful.
Emerging markets risk is the possibility that the risks associated with international investing will be greater in emerging markets than in more developed foreign markets because, among other things, emerging markets may have less stable political and economic environments.
While the Series may purchase securities of issuers in any foreign country, developed and emerging, no more than 15% of the Series' assets may be invested in direct obligations of issuers located in emerging market countries.
Liquidity risk is the possibility that securities cannot be readily sold within seven days at approximately the price that a series values them.

The high-yield secondary market is particularly susceptible to liquidity problems when the institutions, such as mutual funds and certain financial institutions that dominate it, temporarily stop buying bonds for regulatory, financial or other reasons.

A less liquid secondary market may have an adverse effect on our ability to dispose of particular issues, when necessary, to meet the Series' liquidity needs or in response to a specific event, such as the declining creditworthiness of the issuer. In striving to manage this risk, we evaluate the size of a bond issuance as a way to anticipate its likely liquidity level.

We may invest only 10% of net assets in illiquid securities, excluding Rule 144A securities described above.
Valuation risk is a less liquid secondary market as described above can make it more difficult for a series to obtain precise valuations of the high-yield securities in its portfolio. During periods of reduced liquidity, judgment plays a greater role in valuing high-yield securities.
We will strive to manage this risk by carefully evaluating individual bonds and by limiting the amount of the portfolio that can be allocated to privately placed high-yield securities. Legislative and regulatory risk: The United States Congress has from time to time taken or considered legislative actions that could adversely affect the high-yield bond market. For example, Congressional legislation has, with some exceptions, generally prohibited federally insured savings and loan institutions from investing in high-yield securities. Regulatory actions have also affected the high-yield market. Similar actions in the future could reduce liquidity for high-yield issues, reduce the number of new high-yield securities being issued and could make it more difficult for a fund to attain its investment objective.
We monitor the status of regulatory and legislative proposals to evaluate any possible effects they might have on the Series' portfolio.

Investment manager and sub-advisor
The Series is managed by Delaware Management Company.
Delaware Management Company makes investment decisions for the Series, manages the Series' business affairs and provides daily administrative services. Delaware International Advisers Ltd. is the Series' sub-advisor. Subject to the overall supervision of the manager, the sub-advisor manages the international sector of the Series' portfolio and furnishes the manager with investment recommendations, asset allocation advice, research and other investment services regarding foreign securities. For its services to the Series, the Manager is entitled to receive an aggregate fee of 0.65% of average daily net assets out of which Delaware Management
Company pays Delaware International Advisers Ltd. in its capacity as sub-advisor a portion of the management fee based on the portion of foreign assets in the portfolio.

Portfolio managers
Upender V. Rao, Timothy L. Rabe and Paul Grillo have primary responsibility for making day-to-day investment decisions for the Fund. When making decisions for the Fund, Mr. Rao, Mr. Rabe and Mr. Grillo regularly consult with Joanna Bates, Stephen R. Cianci, John Kirk and Chistopher
A. Moth.

Upender V. Rao
Senior Vice President/Senior Portfolio Manager
Mr. Rao received his MBA from the University of Michigan's Business School and his undergraduate degree in engineering from Indian Institute of Technology, Madras, India. Prior to joining Delaware Investments in 2000, Mr. Rao served as head of emerging markets research and trading at Conseco Capital Management. Previous to his role in emerging markets, Mr. Rao was the head of all energy and basic industry research. Mr. Rao is a CFA charterholder.

Timothy L. Rabe
Senior Vice President/Senior Portfolio Manager
Mr. Rabe received a bachelor's degree in finance from the University of Illinois. Prior to joining Delaware Investments in 2000, Mr. Rabe was a high-yield portfolio manager for Conseco Capital Management. Before that, Mr. Rabe worked as a tax analyst for The Northern Trust Company. Mr. Rabe is a CFA charterholder.

Paul Grillo
Vice President/Senior Portfolio Manager
Mr. Grillo holds a BA in Business Management from North
Carolina State University and an MBA in Finance from Pace
University.  Prior to joining Delaware Investments in 1993,
Mr. Grillo served as mortgage strategist and trader at the Dreyfus Corporation. He also served as mortgage strategist and portfolio manager for the Chemical Investment Group and as financial analyst at Chemical Bank. Mr. Grillo is a CFA charterholder.

Joanna Bates
Senior Portfolio Manager - Delaware International Advisers
Ltd.
Ms. Bates is a graduate of London University. She joined the Fixed Income team at Delaware International in June 1997. Prior to that, she was Associate Director, Fixed Interest at Hill Samuel Investment Management which she joined in 1990. She had previously worked at Fidelity International and Save & Prosper as fund manager and analyst for global bond markets. Ms. Bates is an associate of the Institute of Investment Management and Research.

Stephen R. Cianci
Vice President/Senior Portfolio Manager
Mr. Cianci holds a BS and an MBA in Finance from Widener University. He joined Delaware Investments' Fixed Income Department in 1992 as an investment grade quantitative research analyst. In addition to his quantitative research responsibilities, Mr. Cianci also served as a mortgage-backed and asset-backed securities analyst. Mr. Cianci is an Adjunct Professor of Finance at Widener University and a CFA charterholder.

John Kirk
Director/Senior Portfolio Manager - Delaware International
Advisers Ltd.
Mr. Kirk is a graduate of the University of Wales and received an M.A. in Operations Research from Lancaster University. Prior to joining Delaware International in September of 1998, he was responsible for European and Asian Fixed Income at Royal Bank of Canada in London, and had global responsibility for credit and risk management. He started his career at Ford Motor Company as a member of their operations research group.

Christopher A. Moth
Director/Senior Portfolio Manager/Chief Investment Officer,
Global Fixed Income & Currencies - Delaware International
Advisers Ltd.
Mr. Moth is a graduate of The City University London. He joined Delaware International in 1992, having previously worked at Guardian Royal Exchange in an actuarial capacity, where he was responsible for quantitative models and projections. Mr. Moth has been awarded the Certificate in Finance and Investment from the Institute of Actuaries in London.


Who's who?

The following describes the various organizations involved with managing, administering, and servicing the Series.

Board of Trustees
A mutual fund is governed by a Board of Trustees which has oversight responsibility for the management of the fund's business affairs. Trustees establish procedures and oversee and review the performance of the investment manager, the distributor and others that perform services for the series. Generally, at least 40% of the Board of Trustees must be independent of the fund's investment manager and distributor. However, the Series relies on certain exemptive rules created by the Securities and Exchange Commission that require the Board of Trustees overseeing the Series to be comprised of a majority of such independent trustees. These independent fund trustees, in particular, are advocates for shareholder interests.

Investment manager
Delaware Management Company, 2005 Market Street,
Philadelphia, PA 19103-7094

An investment manager is a company responsible for selecting portfolio investments consistent with objectives and policies stated in the mutual fund's Prospectus. The investment manager places portfolio orders with broker/dealers and is responsible for obtaining the best overall execution of those orders. A written contract between a mutual fund and its investment manager specifies the services the manager performs. Most management contracts provide for the manager to receive an annual fee based on a percentage of the fund's average net assets. The manager is subject to numerous legal restrictions, especially regarding transactions between itself and the funds it advises.

On March 31, 2003, the Manager and its affiliates within Delaware Investments were managing in the aggregate in excess of $87 billion in assets in various institutional or separately managed, investment company, and insurance accounts.

Sub-advisor
Delaware International Advisers Ltd., Third Floor, 80
Cheapside, London, England EC2V 6EE

A sub-advisor is a company generally responsible for the management of a fund's assets and is selected and supervised by the investment manager. The sub-advisor is responsible for managing all or a portion of the fund's assets and will then place portfolio orders with broker/dealers and is responsible for obtaining the best overall execution of those orders. A written contract between the investment manager and sub-advisor specifies the services the manager performs. Most sub-advisory contracts provide for the sub-advisor to receive an annual fee based on a percentage of the fund's average net assets. The sub-advisor is subject to numerous legal restrictions, especially regarding transactions between itself and the funds it advises.


Portfolio managers
Portfolio managers are employed by the investment manager or sub-advisor to make investment decisions for individual portfolios on a day-to-day basis. See "Portfolio managers" for information about the portfolio managers of the Series.

Distributor
Delaware Distributors, L.P., 2005 Market Street,
Philadelphia, PA 19103-7094

Shares of the Series are only sold to separate accounts of insurance companies used in connection with variable annuity or variable life products.


Financial intermediary wholesaler
Lincoln Financial Distributors, Inc. ("LFD"), 2001 Market
Street, Philadelphia, PA 19103-7055

Pursuant to a contractual arrangement with Delaware
Distributors, L.P., LFD is primarily responsible for promoting the sale of Series shares through insurance company sponsors, brokers, dealers and other financial intermediaries.

Custodian
JPMorgan Chase Bank, 4 Chase Metrotech Center, Brooklyn,
NY 11245

Mutual funds are legally required to protect their portfolio securities and most funds place them with a custodian, typically a qualified bank custodian, who segregates fund securities from other bank assets.


Important Information about the Series

Share classes
The Series offers two classes of shares, Service Class and Standard Class. The two classes of shares are identical, except that Service Class shares are subject to distribution, or "Rule 12b-1" fees, which are described in the prospectuses offering Service Class shares.

Purchase and redemption of shares
Shares are sold only to separate accounts of life companies at net asset value (see "Valuation of shares"). Redemptions will be effected by the separate accounts at the net asset value next determined after receipt of the order to meet obligations under the variable contracts. Contract owners do not deal directly with the Series with respect to the acquisition or redemption of Series shares.

Valuation of shares
The price you pay for shares will depend on when we receive your purchase order. If we or an authorized agent receive your order before the close of regular trading on the New
York Stock Exchange (normally 4:00 p.m. Eastern Time) on a business day, you will pay that day's closing share price, which is based on the Series' net asset value. If your order is received after the close of regular trading, you will pay the next business day's price. A business day is any day that the New York Stock Exchange is open for business. We reserve the right to reject any purchase order.

We determine the Series' net asset value per share at the close of regular trading on the New York Stock Exchange each business day that the New York Stock Exchange is open. We calculate this value by adding the market value of all the securities and assets in the Series' portfolio, deducting all liabilities, and dividing the resulting number by the number of shares outstanding. The result is the net asset value (NAV) per share. Foreign securities, currencies and other assets denominated in foreign currencies are translated into U.S. dollars at the exchange rate of these currencies against the U.S. dollar, as provided by an independent pricing service.
We price securities and other assets for which market quotations are available at their market value. We price fixed-income securities on the basis of valuations provided to us by an independent pricing service that uses methods approved by the Board of Trustees. Any fixed-income securities that have a maturity of less than 60 days, we price at amortized cost.
For all other securities, we use methods approved by the Board of Trustees that are designed to price securities at their fair market value.

A significant portion of the Series is listed on foreign exchanges. These foreign exchanges may trade on weekends or days when the Series does not price its shares. As a result, the NAV of the Series may change on days when you will not be able to purchase or redeem shares of the Series.

Dividends, distributions and taxes
Dividends and capital gain distributions, if any, are distributed annually.

We automatically reinvest all dividends and any capital gains.

The Series will not be subject to federal income tax to the extent its earnings are distributed. The Series intends to distribute substantially all of its net investment income and net capital gains.

The tax consequences for contract owners will depend on the provisions of the variable contracts through which they are invested in shares of the Series. Please refer to the prospectus for the variable contracts for more information.


Delaware VIP Diversified Income Series

Additional information about the Series' investments will be available in the Series' annual and semi-annual reports to shareholders. In the Series' annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Series' performance during the last fiscal period. You can find more detailed information about the Series in the current Statement of Additional Information (SAI), which we have filed electronically with the Securities and Exchange Commission (SEC) and which is legally a part of this Prospectus. You may obtain a free copy of the SAI by writing to us at 2005 Market Street, Philadelphia, PA 19103-7094, or call toll-free 800 523-1918.

You can find reports and other information about the Series on the EDGAR Database on the SEC web site (http://www.sec.gov). You can also get copies of this information, after payment of a duplicating fee, by e-mailing the SEC at publicinfo@sec.gov or by writing to the Public Reference Section of the SEC, Washington, D.C. 20549-0102. Information about the Series, including its SAI, can be reviewed and copied at the SEC's Public Reference
Room in Washington, D.C. You can get information on the Public Reference Room by calling the SEC at 202 942-8090.


Investment Company Act File No. 811-5162


Delaware Series Symbol


CUSIP
Delaware VIP Diversified Income Series
(Standard Class)

246493548




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